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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                           MAINSTREET ACQUISITION INC.

         1) The name of the corporation is MainStreet Acquisition Inc. (the "Corporation").

         2): The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

         3): The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4):(a) The aggregate number of shares which the Corporation shall have authority to issue shall be 100 shares of Common Stock, par value $.001 per share.

         (b) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the General Corporation Law, to establish from time the number of shares to be included in such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. Such designations, relative rights, preferences and limitations may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board of Directors may increase or decrease the number of shares of any series subsequent to the issued of shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law of this Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock, or Common Stock.

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         5): The name and mailing of the incorporator is as follows:

         Name                               Address
         ----                               -------
         Eben Strobos                       Wollmuth Maher & Deutsch
                                            500 Fifth Avenue 12th Floor
                                            New York, New York 10036

         6) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         7) From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Seven.

         IN WITNESS WHEREOF, the undersigned being the incorporator hereinbefore named executes, signs and acknowledges this Certificate of Incorporation, this 15th day of October, 1999 and affirms the statements contained herein as true under penalty of perjury.


                                                       /s/ EBEN STROBOS
                                                       -------------------------
                                                       Name: Eben Strobos
                                                       Sole Incorporator